Exhibit 10.1
SEPARATION, CONSULTING AND RELEASE AGREEMENT
THIS AGREEMENT IS SUBJECT TO ARBITRATION
     THIS SEPARATION, CONSULTING AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of September 19, 2008, by and between HealthMarkets, Inc., a Delaware corporation (“HealthMarkets”) and The MEGA Life and Health Insurance Company (“MEGA”), a wholly owned subsidiary of HealthMarkets, (HealthMarkets and MEGA are hereinafter referred to collectively as the “Company”) and David W. Fields (the “Executive”). Unless otherwise defined herein, capitalized terms shall have the meaning specified in the Employment Agreement (as defined below).
     WHEREAS, HealthMarkets and the Executive are parties to an Employment Agreement, dated October 29, 2007 (the “Employment Agreement”);
     WHEREAS, the Executive serves as the President and Chief Operating Officer of HealthMarkets;
     WHEREAS, the Executive’s employment with the Company will terminate pursuant to Section 9(b) of the Employment Agreement on September 19, 2008 (the “Separation Date”);
     WHEREAS, subject to (i) the terms of Section 14 of the Employment Agreement, (ii) the Executive’s continued compliance with the covenants of Section 12 of the Employment Agreement, and (iii) the Executive’s execution of this Agreement, within 21 days after the Separation Date, and non-revocation of the Release (as defined herein) of claims against the Company, set forth in Section 4 of this Agreement, the Executive shall be entitled to receive the payments to be made and the benefits to be received by the Executive pursuant to Section 2 hereof; and
     WHEREAS, pursuant to Section 23 of the Employment Agreement, the Company and the Executive wish to amend the Employment Agreement, effective as of the date first written above, as set forth herein.
     NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and the Executive agree as follows:
     1. Resignation.
1.1. The Executive’s employment with the Company will terminate voluntarily pursuant to Section 9(b) of the Employment Agreement, and the Executive will incur a “separation from service” within the meaning of Section 409A of the Code, on the Separation Date. Effective as of the Separation Date, the Executive hereby resigns from the position of President and Chief Operating Officer of HealthMarkets and from any and all other positions, roles, offices, or titles held by the Executive with, at the direction of, or for the benefit of the Company in accordance with Section 9(e) of the Employment Agreement, and the Company hereby accepts such resignation.
1.2. Except as otherwise provided in the Employment Agreement or as otherwise provided herein, the Employment Agreement, the Employment Term and the Executive’s employment shall terminate as of the Separation Date.
1.3. The Executive shall be entitled to receive the Executive’s Base Salary through September 30, 2008, and on September 30, 2008 shall be entitled to payment equal to such earned but unpaid Base Salary and any accrued and unused vacation time existing on and as such date. Except as otherwise provided pursuant to this Section 1.3, Section 2 hereof, Section 11 of the Employment Agreement, as applicable, and any benefit continuation requirements of applicable laws, the compensation and benefits obligations of the Company under Sections 4, 5 and 10 of the Employment Agreement shall cease as of September 30, 2008.
1.4. In accordance with Section 12(b) of the Employment Agreement, on or before the Separation Date, the Executive will return to the Company all papers, files, notes, memoranda, keys, access cards, customer lists, records, reports, mobile or cell phones, pagers, mobile electronic mail devices, computers, other tangible and intangible property, computer programs, computer files, data and all other documents and materials, and all copies thereof whether prepared by the Executive or others, which contain Company or HealthMarkets Affiliates (as defined below) information or relate or belong to the Company or any HealthMarkets Affiliate which are in the possession, custody or control of the Executive, other than agreements between the Executive and the Company and documentation pertaining to the Executive’s employee benefits.
1.5. The Executive covenants and agrees that, notwithstanding any other provision of this Agreement, he remains subject to the provisions of Section 12 of the Employment Agreement. The Company and the Executive hereby agree that the parties’ respective rights and obligations under Sections 6, 8, 9, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23 and 24 of the Employment Agreement, as may be modified by this Agreement, will survive the termination of the Employment Agreement and the Executive’s employment; but for avoidance of doubt, the remainder of the Employment Agreement will not survive the termination of the Executive’s employment.
1.6. Pursuant to Section 23 of the Employment Agreement, the Executive and the Company agree to amend the Employment Agreement as provided herein.
1.7. The Employment Agreement is hereby amended to add the following at the end of Section 6:
     Any such reimbursement shall be for payments incurred by the Executive prior to the Separation Date and such reimbursement shall be made not later than December 31st of the year following the year in which the Executive incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement pursuant to this Section 6 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
     2. Severance.
2.1 Subject to Section 16 of the Employment Agreement and the Executive’s execution of this Agreement within 21 days after the Separation Date (which for the avoidance of doubt, shall include the 21st day) and non-revocation of the Release of claims against the Company, the Executive will receive the payments and benefits specified in Section 2 of this Agreement; provided, however, to the extent the Executive has not signed the Release with all periods for revocation expired as provided in Section 9.6 of this Agreement, such determination to be made at the conclusion of the period prescribed above in this Section 2, the Executive will forfeit any right to receive the payments and benefits specified in Section 2.
2.2 Salary Continuation. The Company agrees to pay the Executive an amount equal to $800,000.00 (the “Termination Payments”), such amount to be payable in equal installments payable over the twelve (12) months following the Separation Date (the “Payment Period”). Each payment shall be a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Commencing on the first payroll date following the Effective Date (as defined in Section 9.6 of this Agreement), but in no event later than the period permitted under Treasury Regulations Section 1.409A-3(d), the Termination Payments shall be paid to the Executive in biweekly installments for the duration of the Payment Period, subject to the terms and conditions of Section 2 of this Agreement.

2.3 Bonus Entitlement. The Company agrees to pay the Executive an amount equal to $540,000 (the “Bonus Entitlement Payments”). The Bonus Entitlement Payments will be paid as follows: $124,615.38, payable in bi-weekly installments commencing on the first payroll date following the Effective Date, and $415,384.62 shall be paid in a Lump Sum payment on January 4, 2009. Each payment shall be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
2.4 Equity Compensation.
     (i) As of the Separation Date, the Executive is not vested in any options granted pursuant to Nonqualified Stock Option Agreement between the Executive and HealthMarkets dated November 26, 2007 and all unvested options shall be immediately cancelled and forfeited.
     (ii) The Company will repurchase the Executive’s shares of HealthMarkets common stock at $24.00 per share on September 30, 2008.
2.5 Welfare Benefits.
     (i) The Executive shall be entitled to continued participation in the Company’s group health plans at the level of participation and coverage in effect at the Executive’s termination of employment (including spousal and eligible dependent coverage) for the number of months equal to the period of continuation coverage the Executive would be entitled to pursuant to Section 4980B of the Code, in accordance with Section 409A of the Code. The Company will charge the Executive a monthly amount equal to the monthly premium payment required to maintain such coverage and, for the first twelve months, will pay the Executive an additional amount on the first payroll date of each calendar month equal to the excess of such monthly premium payment over the amount that the Executive was required to pay for such coverage immediately before the Separation Date, plus an additional amount to gross up such payments to Employee to avoid tax consequences to be determined in accordance with standard Company practice. The Company shall adjust each payment payable to the Executive pursuant to Section 2.2 of this Agreement, to reflect the charge and payment to the Executive described in this paragraph. Each payment shall be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
     (ii) The Executive shall be entitled to continued participation in the Company’s group health plans at the level of participation and coverage in effect at the Executive’s termination of employment (including spousal and eligible dependent coverage) for the number of months equal to the Payment Period in the Company’s group health plans, in accordance with Section 409A of the Code. The Company will charge the Executive a monthly amount equal to the monthly premium payment required to maintain such coverage. The Company shall charge the Executive a monthly amount that Executive will pay within fifteen (15) days of the invoice.
     (iii) The Executive shall be entitled to continued participation in the Company’s group life and other life insurance plans at the level of participation and coverage in effect at the Executive’s termination of employment (including any employee contribution requirements) for the Payment Period, and the Company shall deduct from each payment payable to the Executive pursuant to Section 2.2 of this Agreement, the amount of any employee contributions necessary to maintain such coverage for the Payment Period, based on any such contributions which were in effect immediately prior to such termination, in accordance with Section 409A of the Code.

Each provision of a benefit pursuant to this Section 2.5 (iii) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
     (iv) The Executive understands that he is not eligible to participate in the Company’s long term disability plan after the Separation Date and agrees to waive and relinquish any entitlement to such participation or any claim to a monetary payment in lieu of such participation.
     (v) Except as otherwise provided by applicable law, notwithstanding anything in this Section 2.5 to the contrary, the Executive’s coverage under the Company’s group health plans will terminate when the Executive becomes covered under any group health plan made available by another employer and covering the same type of benefits. The Executive shall notify the Company within thirty (30) days after becoming covered for any such benefits.
2.6 In the event that the Executive dies while any Termination Payments or any Bonus Entitlement Payments are still payable to the Executive hereunder, unless otherwise provided herein, all such unpaid amounts shall be paid, not later than the tenth (10th) business day following the Executive’s death, to the Executive’s beneficiary as named on the Executive’s beneficiary forms under the Company’s 401(k) Savings and Retirement Plan, or, if no such beneficiary is so named, then to the Executive’s estate, in the form of a lump sum cash payment equal to the sum of the remaining installments of the Termination Payments and the Bonus Entitlement Payments.
     3. Certain Additional Payments by the Company. Section 11 of the Employment Agreement is modified by adding the following at the end of Section 11:
     Notwithstanding any other provision of this Section 11 or Exhibit C to the contrary, all taxes described in this Section 11 and Exhibit C shall be paid or reimbursed no later than the end of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(v). Any expenses, including interest and penalties assessed on the taxes described in this Section 11 or Exhibit C, incurred by the Executive shall be reimbursed promptly after the Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than the end of the year following the year in which the Executive incurs the expense, and each provision of reimbursements pursuant to this Section 11 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any expense reimbursed by the Company in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.
     4. General Release and Covenant Not to Sue. The provisions of this Section 4 are effective on the Effective Date, as defined in Section 9.6 hereof.
4.1. In consideration of the payments and promises contained in the Executive’s Employment Agreement and this Agreement and in full compromise and settlement of any of the Executive’s potential claims and causes of action relating to or arising out of the Executive’s employment relationship with the Company or the termination of that relationship and any and all other claims or causes of action that the Executive has or may have against HealthMarkets and any HealthMarkets Affiliate (as defined below) up to the date of execution of the release provided in this Section 4 (the “Release”), the Executive hereby knowingly and voluntarily agrees to irrevocably and unconditionally waive and release and forever discharge HealthMarkets and any other entity controlled by, controlling or under common control with HealthMarkets, and their respective predecessors and successors, and their respective directors, officers, managers, supervisors, employees, shareholders, stockholders, representatives, attorneys, including all other persons or entities acting by, through, under, on behalf of or in concert with any of them (collectively, the “HealthMarkets Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever including, but not limited to, the Executive’s investment in HealthMarkets common stock, or by reason of any fact, matter, cause or thing whatsoever, including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any HealthMarkets Affiliate which the Executive, the Executive’s successors, heirs or assigns had, now have, may have, claimed to have or any time had against the HealthMarkets Affiliates prior to the execution of this Release or related thereto (collectively “Claims”) and the Executive agrees not to assert any such Claims or causes of action; provided however, that in the case of the shareholders and the stockholders, the scope of Claims released is limited to Claims that the Executive, the Executive’s successors, heirs or assigns had, now have, may have, claimed to have or any time had against the shareholders and stockholders solely in their capacity as shareholders or stockholders of HealthMarkets and any other entity controlled by, controlling or under common control with HealthMarkets, and their respective predecessors and successors.
4.2 This complete Release of Claims includes, but is not limited to, the release of all Claims or causes of action arising out of or relating to the Executive’s employer-employee relationship with HealthMarkets, or the termination of that relationship, and any other Claim, including, without limitation, all Claims of alleged breach of express or implied written or oral contract, including without limitation, alleged breach of the Employment Agreement, the HealthMarkets Employee Handbook, or alleged wrongful or constructive discharge; all negligence and tort claims, including without limitation, gross negligence, defamation, emotional distress, fraud, misrepresentation, constructive or wrongful discharge; Claims for salary, benefits, bonuses, severance pay, or vacation pay; or Claims or causes of action arising under any federal, state, or local law, including but not limited to, Claims for discrimination and/or retaliation under any federal, state or local law including Claims arising under the Age Discrimination in Employment Act of 1967, as amended (ADEA); the Older Worker Benefit Protection Act (OWBPA); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; Claims for denial or diminishment of benefits under the Employee Retirement Income Security Act; , 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended; discrimination and/or retaliation claims under the Texas Labor Code §§ 21,001 et seq., as amended, or Chapter 451,001, et seq. of the Texas Workers’ Compensation Act and any other Claim under any other statutes of the State of Texas, or other jurisdictions, and any and all other Claims of Executive that could have arisen from the Executive’s employment and termination of employment with HealthMarkets.
4.3 The Executive hereby covenants and agrees that the Executive will not indirectly or directly commence, maintain, initiate, prosecute, cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate, or prosecute any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal, or otherwise) against any of the HealthMarkets Affiliates for or with respect to any of the Claims that are addressed in this Release. If Executive violates this agreement not to sue, he agrees to pay all of the Company’s costs and expenses, including reasonable attorney fees, related to the defense of any claims except this promise not to sue does not apply to claims that Executive may have under OWBPA and the ADEA. Although Executive is releasing claims that Executive may have under the OWBPA and the ADEA, Executive understands that Executive may challenge the voluntary and knowing nature of this Release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB) or any other federal, state, or local agency charged with enforcement of any employment laws. Executive understands however, that if Executive pursues a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment or set off (hereinafter “reduction”) against a monetary award obtained by Executive in the court proceeding. A reduction never can exceed the amount Executive recovers, or the consideration Executive received for signing this

Agreement, whichever is less. Executive also recognizes that the Company may be entitled to recover costs and attorneys fees incurred by the Company as specifically authorized under applicable law. Executive further understands that nothing in the Release generally prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement, Executive waives his right to individual relief based on claims asserted in such a charge or complaint.
4.4. The Executive agrees to release and discharge the Company and the HealthMarkets Affiliates, not only from any and all Claims which he could make on his own behalf, but also those which may or could be brought by any person or organization, on his behalf for monetary relief, and he specifically waives any right to recovery, directly or indirectly, in connection with any class or collective action or representative proceeding in which a claim or claims against the Company for monetary relief may arise, in whole or in part, from any event which occurred up through and including the Effective Date.
4.5 Notwithstanding anything to the contrary in the foregoing provisions, nothing hereunder shall be deemed to affect, impair, or diminish in any respect (i) any vested rights or other entitlement the Executive may have as of the Separation Date under the Company’s 401(k) Savings and Retirement Plan; (ii) any other vested rights or other entitlements the Executive may have as of the Separation Date under any employee benefit plan or program, in which the Executive has participated in his capacity as an employee of the Company; (iii) the Executive’s right to seek to collect unemployment benefits that the Executive may be entitled to as a result of employment with the Company or the Executive’s right to seek to collect benefits under workers’ compensation insurance, if applicable; or (iv) any indemnity against claims, costs or expenses to which the Executive may be entitled as a result of having served as an officer of the Company or any of its affiliates pursuant to their respective articles or by-laws; any agreement with the Executive (including under Section 20 of the Employment Agreement) or any policies of insurance the Company or any of its affiliates may maintain; (v) the Executive’s rights under this Agreement; or (vi) the Executive’s rights under the ADEA or the OWBPA as set out specifically in Section 4.3.
4.6. The parties understand, agree and intend that, upon receipt of payments and the provision of benefits by the Company referred to in Section 2 of this Agreement, the Executive will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may have or had against the Company, and he thereby waives any and all relief not explicitly provided for herein.
4.7. Without limiting the generality of the foregoing, the Executive agrees that the Executive will keep the fact, terms of, the Agreement, and amounts payable under this Agreement completely confidential and that he will not hereafter disclose any information concerning or relating to this Agreement to any third party, other than his legal counsel or accountant, so long as they agree to keep the Agreement confidential, provided that any party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes.
     5. Consulting Arrangement. Effective upon the Effective Date, the Company hereby engages the Executive on an independent contractor basis as a consultant to the Company and the Executive hereby accepts such engagement and agrees to perform the duties and responsibilities set forth herein in accordance with the terms and conditions hereinafter set forth.
5.1. The term of engagement shall commence upon the Effective Date and shall continue for a 6-month period (the “Consulting Term”).
5.2. The Executive’s position shall be as a consultant to the Company, in which capacity the Executive agrees to consult with and assist management of the Company as, when, and if requested by the Company in providing assistance with respect to such matters as may be requested by the Company from time to time. As part of the Executive’s duties hereunder, the Executive agrees to fully cooperate with the

Company in connection with any and all internal or external investigations, subpoenas, requests for information, discovery requests, etc., and to make himself available upon the request of the Company (subject to the approval of the Executive’s then current employer) to appear in any and all administrative or judicial proceedings with respect to activities or claims accruing prior to the Separation Date. The Executive shall report to Dennis Wegehoft, Director of Human Resources of the Company, or to his designee or successor, on a regular and periodic basis and shall keep such individual reasonably informed as to the status and progress of each assignment. The Company acknowledges and agrees that the consulting relationship created hereby is not exclusive, and that the Executive may perform similar services for other clients.
5.3. In connection with the Executive’s consulting duties hereunder, the Company will promptly reimburse the Executive for all reasonable and pre-approved out-of-pocket expenses incurred by the Executive in connection with performing consulting duties hereunder, and the Executive agrees to submit to the Company written evidence of all such expenses incurred on a monthly basis which reimbursement in no event will be later than the end of the year following the year in which the Executive incurs the expense, and each provision of reimbursement pursuant to this Section 5.3 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Monthly payments of expenses hereunder shall be made by Company check mailed to the address set forth below or to such other address as may be designated by the Executive in writing from time to time hereunder.
5.4. Notwithstanding anything in the foregoing provisions to the contrary, it is agreed and understood that the Executive shall be available twenty (20) hours per month upon request of the Company to provide consulting services to the Company. Consulting services requested by the Company and provided by the Executive during the Consulting Team in excess of twenty (20) hours per month shall be invoiced by the Executive to the Company for payment to the Executive at an hourly rate of $350.00 per hour. The Executive agrees to keep accurate and timely records of actual hours spent performing consulting duties hereunder during each month of the Consulting Term and to submit a copy of such records to the Company promptly after the end of each such month. The Company and the Executive reasonably anticipate that after the Separation Date, the level of services the Executive will perform as a consultant will permanently decrease to less than twenty percent (20)% of the average level of services performed by the Executive for the Company over his entire term of employment with the Company prior to the Separation Date.
5.5. The consulting arrangement created hereby may be terminated before the end of the Consulting Term as follows:
     (A) by the Company at any time for “cause,” with or without notice;
     (B) by the Company at any time without cause, upon not less than 5 calendar days’ prior written notice to the Executive;
     (C) upon the Executive’s disability or death; or
     (D) by the Executive at any time upon not less than 5 calendar days’ prior written notice to the Company.
For purposes of this Agreement, termination for “cause” shall mean termination for reason of the Executive’s failure to comply with any of the provisions set forth in this Agreement or the Company’s Code of Conduct, or termination for reason of theft, dishonesty, gross misconduct, embezzlement, fraud, insubordination, conviction of a felony involving fraud, committing bodily harm or damage to property

(whether connected with the consulting relationship or not), or use of the facilities or premises of the Company or a subsidiary for the conduct of unlawful or unauthorized activities or transactions.
     6. Non-Disparagement. The Executive agrees that the Executive will not make any statements, whether written or in any other medium, that disparage or are derogatory to HealthMarkets, its affiliates, subsidiaries or any member of management; provided, however, that the Executive may make such statements as are necessary to comply with the law.
     7. Covenant Not to Compete; Covenant Not to Solicit. For a period commencing on the Separation Date and ending on the first anniversary thereof (the “Restricted Period”), the Executive acknowledges and agrees that he will not, directly or indirectly, individually or on behalf of any other person or entity:
          (a) engage in any activity that can be reasonably expected to result in a direct and material competitive harm to the Company or any of the HealthMarkets Affiliates in any region of the United States in which the business of the HealthMarkets Affiliates is being conducted; or
          (b) solicit for hire, hire or employ (whether as an officer, director, employee or insurance agent) any person who is an employee or independent contractor of any member of the HealthMarkets Affiliates or solicit, aid or induce any such person to leave his or her employment with any member of the HealthMarkets Affiliates to accept employment with any other person or entity.
     7.1 The Executive’s ownership of less than one percent (1%) of any class of stock in a publicly-traded corporation shall not be deemed a breach of Section 7(a).
     7.2 By way of example, the following, even if occurring during the Restricted Period, would not be considered contrary to the restrictions of Section 7(a):
     (1) Executive working for an employer that underwrites Medicare and/or Medicaid business primarily through distribution other than a captive field force.
     (2) Executive working for an employer that underwrites or administers Group business primarily through distribution other than a captive field force.
     (3) Executive working for an employer that underwrites or administers Group primarily through distribution other than a captive field force and Individual business, so long as the Executive has no accountability for the Individual business.
     (4) Executive working for a Blue Cross plan that distributes its products through non-captive agents.
     (5) Executive working for an employer that administers wellness plans.
By way of further example, employment during the Restricted Period by Executive with an employer that is engaged in the Individual health business, and primarily uses captive agents as compared to non-captive agents to distribute its products shall be considered contrary to the restrictions of Section 7(a).
     7.3 The Executive acknowledges and agrees that a violation of the foregoing provisions of Sections 6 or 7(b) of this Agreement or Section 12 of the Employment Agreement would result in material detriment to the Company and would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered alternative remedies.
     7.4 If Executive secures new employment during the Restricted Period, he shall contact the Company to disclose the identity of the proposed employer and the position he is seeking and the Company will notify Executive, within seven days, whether it believes that for the Executive to accept or remain in such position would reasonably be expected to result in a direct and material competitive harm to the Company or any of the HealthMarkets Affiliates as provided in Section 7(a) and, if so whether the Company will waive application of that provision. If the Company informs Executive that it believes Executive would be in violation of Section 7(a) if he accepted or remained in such a position and that it is not willing to waive application of that provision, Executive may decline to assume such new position or resign within 7 days from such new position, and in either case Executive will not be found to be in violation of Section 7(a). If Executive assumes or remains in such a position after receiving such notice from the Company, the Company may discontinue payments pursuant to Section 2.2 of this Agreement and may discontinue payments for welfare benefits pursuant to Section 2.5(i) of this Agreement, but shall have no additional remedy against Executive. For avoidance of doubt, Executive may challenge the Company’s determination and any cessation of payments under Section 2.2 and 2.5(i) pursuant to this provision through the procedures of Section 10 of this Agreement. Notwithstanding anything herein to the contrary, the nonsolicitation provision of this Section 7(b) shall remain in full force and effect for the entire Restricted Period.
     8. Tax Effects.
8.1. The Company will withhold from any amounts payable or transfer made under any compensation or other amount owing to the Executive under this Agreement all applicable federal, state, city or other withholding taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
8.2. The Executive acknowledges and agrees that neither HealthMarkets nor MEGA has made any representations to the Executive regarding the tax consequences of any amounts to be received by Executive pursuant to this Agreement. The Executive agrees to pay any federal, state or other taxes, if any, which are required by law to be paid by the Executive with respect to payments to Executive under this Agreement. The Executive, in his individual capacity and for the Executive’s heirs, executors, personal representatives, administrators, successors, and assigns, further agrees to indemnify, defend, and hold harmless each of the HealthMarkets Affiliates from and against any and all claims, demands, deficiencies, levies, assessments, executions, judgments, or recoveries by any governmental entity against any of the HealthMarkets Affiliates for any amounts claimed due on account of Section 5 of this Agreement or pursuant to claims made under any federal, state or other tax laws and any costs, expenses, or damages sustained by any of the HealthMarkets Affiliates by reason of any such claims on account of Section 5 of this Agreement, including without limitation any amounts paid by any of the HealthMarkets Affiliates as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest, or otherwise.
     9. Acknowledgments. The Executive acknowledges as follows:
9.1. the Executive has carefully read and fully understands all of the provisions of this Agreement, including the Release;
9.2. the Executive’s waiver and release of rights and claims as set forth in the Release is in exchange for valuable consideration which he would not otherwise be entitled to receive;

9.3. the Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement and enters into this Agreement and the Release freely, voluntarily, without coercion or duress of any kind and intending to be legally bound by such terms;
9.4. the Executive has been advised by the Company to consult with his own legal counsel prior to executing and delivering this Agreement and the Release and Executive affirmatively states that he has consulted with legal counsel of his own choosing prior to entering into this Agreement and Executive states that he is not relying on any representation or statement of the Company with regard to the subject matter , basis or effect of this Agreement;
9.5. the Executive has been given the opportunity to review and consider this Agreement and the terms and provisions set forth herein for a period of at least twenty-one (21) days following the Separation Date prior to executing and delivering this Agreement, and in the event that the Executive has executed this Agreement within less than 21 days of the Separation Date, the Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement to his satisfaction;
9.6. the Executive and the Company acknowledge that for a period of seven (7) days from the date that the Executive executes this Agreement (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Company’s Director of Human Resources of the Company before the end of such Revocation Period; provided that this Agreement is not revoked pursuant to the preceding sentence, this Agreement shall become effective, binding, irrevocable and enforceable on the first day after due execution and delivery of this Agreement by the Executive and the Company on or by which all of the following conditions shall have been satisfied (the “Effective Date”): (i) the Revocation Period has expired such that this Agreement may no longer be revoked or rescinded by either party; and (ii) the Director of Human Resources of the Company has received an original Revocation Waiver substantially in the form attached hereto as Exhibit A, which has been duly and properly executed and notarized by and on behalf of the Executive;
9.7. if the Executive exercises his right to revoke this Agreement, this Agreement shall be null and void ab initio;
9.8. the Executive also acknowledges and agrees that if the Company has not received the Executive’s notice of revocation of this Agreement prior to the expiration of the Revocation Period, the Executive will have forever waived his right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect;
9.9. for the purpose of implementing a full and complete release and discharge of the Company, the Executive expressly acknowledges that the Release is intended to include in its effect, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement and the Release contemplates the extinguishment of any such claim or claims. IN EXECUTING THIS AGREEMENT, THE EXECUTIVE EXPRESSLY REPRESENTS THAT HE IS DOING SO VOLUNTARILY AND OF HIS OWN FREE WILL AND THAT HE IS OF SOUND MIND AT THE TIME OF SAID EXECUTION.
9.10. the Executive represents that he has not filed any complaints or lawsuits against the Company with any government agency or any court, and that he will not seek to recover any monetary damages in the future with respect to Claims that arose prior to the Effective Date; provided, however, that this shall not limit the Executive from filing a lawsuit for the sole purpose of enforcing the Executive’s rights under this Agreement;
9.11. the Executive understands that the Executive has not released or waived any rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date of execution and delivery of this Agreement by all parties and that the release and waiver of claims contained in this Agreement are given by the Executive in exchange for additional consideration over and above any consideration to which the Executive was already indisputably entitled; and
9.12. the Executive represents and warrants that he has not assigned any Claims released in this Agreement.
     10. Arbitration.
10.1. The Company and the Executive agree that, except for injunctive relief sought by the Company to enforce Sections 1.4, 4 or 7(b) of this Agreement or Section 12 of the Employment Agreement, which actions may be brought in state or federal court in Tarrant County, Texas, any controversy or claim (including all claims pursuant to common and statutory law) relating to or arising from this Agreement or arising out of or relating to the subject matter of this Agreement shall be resolved exclusively through binding arbitration. The arbitration shall be administered by a panel of three neutral arbitrators (the “Panel”) admitted to practice law in Texas for ten years or more chosen by agreement of the Parties, or, if no agreement can be reached, in accordance with the American Arbitration Association Rules, or any successor thereto. Any such arbitration proceeding shall take place in Dallas County, Texas. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law. The Panel will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. The Panel shall issue a written reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The Panel’s decision will be final and binding. The judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act. The Panel shall determine the prevailing party in the arbitration. The Panel shall be permitted to award only those remedies in law or equity that are requested by the parties, appropriate for the claims and supported by credible, relevant evidence.
10.2. Subject to the terms and any exceptions provided in this Agreement, the parties each waive the right to a jury trial and waive the right to adjudicate their disputes under this Agreement outside the arbitration forum provided for in this Agreement. All controversies, claims, or disputes, including any representative claims against the Company and/or related third parties, shall be resolved by binding arbitrations only on an individual basis. There shall be no right or authority for any claims to be arbitrated on a class action or consolidated basis, it being expressly acknowledged by the Executive that he waives the right to file, participate in, or be a member of any class action lawsuit, representative action, or class arbitration. The Panel shall not allow the Executive to serve as a representative, as a private attorney general, or in any other representative capacity for others in the arbitration. It is an indispensable condition of the arbitration that there will be no class arbitration.
10.3. The Company will pay the arbitration fees and expenses, less any filing fees. The Executive agrees to submit to the Company written evidence of all such expenses incurred on a monthly basis which reimbursement in no event will be later than the end of the year following the year in which the Executive incurs the expense, and each provision of reimbursement pursuant to this Section 10.3 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any expenses reimbursed by the Company in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year. Otherwise, each party shall be solely responsible for its/her/his own costs and attorneys’ fees, unless otherwise awarded by the Panel.
10.4. Should a court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the parties intend that the court reform the provision in question to such narrower scope as it determines to be reasonable and enforceable, except for Section 10.2 above, which is an indispensable condition of the arbitration clauses set forth herein.
     11. General Provisions.
11.1 Survival. Notwithstanding the termination of the consulting arrangement hereby created, upon or prior to expiration of the Consulting Term for any reason, the covenants contained in this Agreement shall survive and remain in full force and effect.
11.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Executive, the Company, the HealthMarkets Affiliates, and their respective heirs, executors, administrators, successors, agents, attorneys, representatives, and permitted assigns. The Executive may not assign or delegate this Agreement or any portion hereof to any third party without the prior written consent of the Company, and any assignment or delegation attempted without such consent shall be null, void, and of no effect.
11.3 Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service.
11.4 Entire Agreement; Amendments. Except as specifically amended herein, the provisions of the Employment Agreement as specified herein, shall continue in full force and effect. This Agreement and the Employment Agreement, as modified by this Agreement, contains the entire agreement and understanding between the Company and the Executive relating to the termination of the Executive’s employment and supersedes prior agreements and understandings, whether written or verbal, between the Company and the Executive relating to the subject matter hereof. No representations, oral or written, are being relied upon by the Company or the Executive in executing this Agreement other than the express representations of this Agreement. This Agreement may not be amended, modified, or supplemented in any respect except by a subsequent written agreement executed by all of the parties to this Agreement.
11.5 Negotiated Agreement. All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Company and the Executive at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener, author, or draftsman of this Agreement or any term or provision contained herein.
11.6 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be transmitted by hand-delivery, certified, or registered mail with return receipt requested, telecopier, or overnight courier to the parties as set forth below. Such notices when transmitted in such manner shall be deemed given upon receipt in all cases.
If to the Company:
HealthMarkets, Inc.
9151 Boulevard 26
North Richland Hills, Texas 76180

Attn: Human Resources
Telephone: (817) 255-5498
Telecopier: (817) 255-5391
If to the Executive:
Mr. David W. Fields
808 Bryant Avenue
Winnetka, IL 60093
11.7 Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.
11.8 Titles and Headings. Titles and headings to paragraphs and sections herein are for purposes of reference only, and shall in no way limit, define, or otherwise affect the provisions herein.
11.9 Governing Law; Submission to Jurisdiction. Except as provided in Section 10 hereof, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, provided that provisions of Delaware law requiring application of the law of any other jurisdiction shall be disregarded. Each of the Executive and the Company hereby submits to the exclusive jurisdiction of (i) the Texas state courts having general trial jurisdiction in and for Dallas County, Texas and (ii) the United States District Court for the Northern District of Texas, in each case for the purposes of all legal proceedings arising out of or relating to the Agreement. Each of the Executive and the Company irrevocably waives, to the fullest extent permitted by law, any objection which either Party may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Notwithstanding any of the foregoing, this Section 11.9 shall in all respects be subject to the provisions set forth in Section 10 of this Agreement regarding arbitration.
11.10 Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application, except for Section 10.2 above, which is an indispensable condition of the arbitration clauses set forth in Section 10.
     PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING THIS AGREEMENT AND GENERAL RELEASE WHICH INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     Please acknowledge your agreement to the foregoing by signing and returning to the undersigned the enclosed copy of this Agreement.
     THIS AGREEMENT IS INVALID IF SIGNED BY THE EXECUTIVE BEFORE THE SEPARATION DATE.

THE MEGA LIFE AND HEALTH INSURANCE COMPANY

By:

Name:

Its:

HEALTHMARKETS, INC.

By:

Name:

Its:

STATE OF TEXAS:
COUNTY OF TARRANT:
     BEFORE ME, on this       day of                     , 2008, personally appeared                                   ,                                                                , known to me to be the person described herein and who executed the foregoing instrument on behalf of such entities, and acknowledged that he voluntarily executed the same.

(Seal)	NOTARY PUBLIC
My Commission Expires:
AGREED AND ACKNOWLEDGED as of this ___ day of                     , 2008.

EXECUTIVE:

David W. Fields
STATE OF
COUNTY OF
     BEFORE ME, on this ___ day of                     , 2008, personally appeared David W. Fields known to me to be the person described herein and who executed the foregoing instrument, and acknowledged that he voluntarily executed the same.

(Seal)	NOTARY PUBLIC
My Commission Expires:

EXHIBIT A
REVOCATION WAIVER
Reference is made to that certain Separation and Release Agreement dated September 19, 2008 (the “Agreement”) by and between HealthMarkets, Inc. and The MEGA Life and Health Insurance Company (collectively, the “Company”), on the one hand, and David W. Fields (“the Executive”), on the other hand.
The Executive hereby certifies to the Company as follows:
1.	The Executive was given the opportunity to review and consider the Agreement and the terms and provisions set forth therein, including without limitation this Revocation Waiver, for a period of at least twenty-one (21) days after the Separation Date prior to executing and delivering the Agreement.

2.	The Executive had the right to revoke the Agreement within seven (7) days from and after the date on which the Agreement was executed and delivered by the Executive, and the Agreement does not become binding, effective or enforceable until, among other things, such revocation period has expired without the Executive having exercised such right of revocation.

3.	The Executive was advised and was afforded full and fair opportunity, to consult with an attorney of the Executive’s choice prior to executing the Agreement and prior to executing this Revocation Waiver and Executive acknowledges and agrees that he has consulted with his own legal counsel prior to entering into this Agreement and executing this Revocation Waiver.

4.	Seven (7) days have passed since the Executive’s execution and delivery of the Agreement and the Executive has not revoked the Agreement, is not revoking the Agreement and does not intend to revoke the Agreement.

5.	The Executive intends to and does hereby waive any and all right to revoke the Agreement.
GIVEN on this ___ day of                       , 2008.

David W. Fields
STATE OF
COUNTY OF
     BEFORE ME, on this ___ day of                       , 2008, personally appeared David W. Fields, known to me to be the person described herein and who executed the foregoing instrument, and acknowledged that he voluntarily executed the same.

(Seal)	NOTARY PUBLIC
My Commission Expires: